EXHIBIT (a)(7)

PLAN INVESTMENT FUND, INC.

ARTICLES OF AMENDMENT

PLAN INVESTMENT FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:

The charter of the Corporation is hereby amended effective April 7, 2016 to provide that the shares of authorized Participation Certificates of the Corporation currently designated as the “Government/REPO Portfolio” class is hereby changed to and redesignated as the “Government Portfolio” class.

SECOND:

The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Trustees of the Corporation and the amendments to the charter are limited to changes expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by Participation Certificate holders.

IN WITNESS WHEREOF, PLAN INVESTMENT FUND, INC. has caused these presents to be signed in its name and on its behalf on 7th day of April, 2016 by duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects and that this statement is made under the penalties of perjury.

PLAN INVESTMENT FUND, INC.

By:	/s/ Susan A. Pickar
Name: Susan A. Pickar
Title: President and Chief Executive Officer

ATTEST:

By:	/s/ Alexander D. Hudson
Name: Alexander D. Hudson
Title: Secretary